Exhibit 99.1

Contact: Gary Smith
Chief Financial Officer
(205) 942-4292

HIBBETT NAMES FOOTWEAR VETERAN RALPH PARKS
TO ITS BOARD OF DIRECTORS

BIRMINGHAM, Ala. (August 20, 2002) — Hibbett Sporting Goods, Inc. (Nasdaq/NM: HIBB) today announced the appointment of Ralph T. Parks to the Hibbett Board of Directors.

Mr. Parks brings a wealth of experience in corporate management, governance and leadership in the footwear industry to the Board. He is retired chief executive officer and president of FOOTACTION USA, a company he joined in 1987. Until his retirement in 1999 from FOOTACTION, he built the company from 48 store locations with $32 million in revenue to more than 565 store locations generating sales in excess of $650 million. Mr. Parks’ career spans more than 32 years in the footwear industry. Previously, he was district manager and regional vice president at Foot Locker.

Mr. Parks served two terms as chairman of the National Sporting Goods Association Board of Directors, and he was inducted into the Sporting Goods Industry Hall of Fame in May 2000. He is on the Board of Directors for the Two/Ten International Footwear Foundation and serves as a Trustee to Howard Payne University.

Commenting on the announcement, Mickey Newsome, President and Chief Executive Officer, stated, “It is a distinct privilege to announce that Ralph Parks has joined the Hibbett Board of Directors. We are excited about the contributions that someone of Ralph’s experience can make to the continued growth of Hibbett Sporting Goods. His leadership of a successful company, familiarity with the opportunities created by a store expansion strategy such as ours and his tremendous experience in the industry will make him a valuable addition to our Board.”

Hibbett Sporting Goods, Inc. is a rapidly growing operator of full-line sporting goods stores in small to mid-sized markets, predominantly in the southeastern United States. The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in enclosed malls and dominant strip centers.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. A complete description of these factors, as well as others which could affect the Company’s business, is set forth in the Company’s periodic filings, including its Form 10-K/A dated May 3, 2002, and its Registration Statement on Form S-3 filed May 3, 2002.

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